Exhibit 99.1

Amy L. Racanello
(914) 288-8100

ACADIA REALTY TRUST PROVIDES TRANSACTION & EARNINGS UPDATE

Rye, NY - September 12, 2016 - Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today announced that it has successfully closed on several previously-announced core portfolio acquisitions in Chicago, IL - the $146.9 million purchase of the Sullivan Center Retail and the $150.0 million purchase of the five-property Smithfield Portfolio.

Sullivan Center Retail, Chicago, IL. In August 2016, Acadia completed the acquisition of the approximately 200,000-square foot retail portion of the Sullivan Center, in Chicago, IL, for $146.9 million. The Sullivan Center is located on a prominent corner on State St, the Chicago Loop’s main shopping corridor. The property, which is currently 99% occupied, is anchored by Target and DSW and benefits from solid in-place tenancy, below-market leases and strong demographics, consistent with Acadia’s other assets in the submarket.

Smithfield Portfolio, Chicago, IL. During third quarter 2016, Acadia completed the acquisitions of all five properties in the 188,000-square foot Smithfield Portfolio, in Chicago, IL, for $150.0 million. In connection with these closings, Acadia assumed $59.2 million of in-place non-recourse mortgage debt.

Executive Retirements. Acadia also announced the official retirements of Jonathan Grisham, previously Senior Vice President and Chief Financial Officer, and Robert Masters, Senior Vice President and Senior Legal Counsel, (collectively, the “Retiring Executives”) effective September 30, 2016. The Company had previously announced the Retiring Executives’ intention to retire. Both Mr. Grisham and Mr. Masters have been with the Company since its inception in 1998 and have successfully transitioned their responsibilities to their successors - John Gottfried and Jason Blacksberg, respectively. In connection with these retirements, during third quarter 2016, the Company anticipates recognizing an aggregate charge of approximately $4.2 million (approximately $0.05 per share), the majority of which relates to the acceleration of vesting of certain previously-granted equity-based compensation awards as well as certain cash payments. However, all previously unvested performance-based awards will continue to remain subject to their vesting requirements. This non-recurring charge was not incorporated into the Company’s previously-provided earnings guidance for the year ending December 31, 2016. The Retiring Executives and the Company anticipate entering into consulting arrangements to assist with general matters, as may be requested by the Company from time to time.

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - core and fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 19, 2016 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) political and economic uncertainty; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-

looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.